UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Filed Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): February 5, 2013

Repros Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2408 Timberloch Place, Suite B-7 The Woodlands, Texas 77380 (Address of principal executive offices and zip code)
(281) 719-3400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2013, Dr. Joachim F. Wernicke, Ph.D, M.D., accepted an offer from Repros Therapeutics Inc. (the “Company”) to be its Chief Medical Officer. Pursuant to the terms of the offer letter (“Offer Letter”), Dr. Wernicke is entitled to an annual base salary of $200,000 and the option to purchase 100,000 shares of the Company’s Common Stock under the Company’s 2011 Equity Incentive Plan, at an exercise price of $12.04 per share, the closing price of the Company’s Common Stock on the NASDAQ stock market, on February 5, 2013, the date he accepted the Company’s offer. The option shares will vest quarterly, at a rate of 1/12nd of the total granted, over a three (3) year period. Dr. Wernicke shall be entitled to participate in all Company plans in accordance with the terms available to all employees.

Dr. Wernicke joined Eli Lilly and Company (“Lilly”) in 1984 and was involved with clinical development and regulatory matters related to Prozac and other central nervous system drugs until 1990. Between 1990 and 1995, he was the VP of Clinical and Regulatory Affairs for Cyberonics, Inc. Thereafter, between 1995 and 1999, he served as a consultant for various pharmaceutical, biotechnology, and medical device companies. In 1999, he rejoined Lilly and was involved in the development and approval of Strattera and Cymbalta. In 2004, he joined the Global Patient Safety group of Lilly and at various times was responsible for Cymbalta, Strattera, Zyprexa, Symbyax, and Effient. He retired from Lilly in 2012.

The foregoing description of the Offer Letter is intended to summarize the terms of the Offer Letter and is qualified in its entirety by reference to the Offer Letter attached hereto as Exhibit 10.1 and which is incorporated herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit

Number	Description

10.1	Offer Letter dated February 5, 2013 by and between the Company and Dr. Wernicke.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.

Date: February 8, 2013	By:	/s/ Kathi Anderson
Kathi Anderson Chief Financial Officer

EXHIBIT INDEX

Exhibit

Number	Description

10.1	Offer Letter dated February 5, 2013 by and between the Company and Dr. Wernicke.